Exhibit 6.2

FIRST AMENDMENT TO PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AGREEMENT (“First Amendment”), is made effective as of November 21, 2018 (“Effective Date”) by and between MARITIME WOODS DEVELOPMENT, LLC, a North Carolina limited liability company (the “Seller”), and GENERATION INCOME PROPERTIES, L.P., a Delaware limited partnership (the “Purchaser”).

WITNESSETH:

WHEREAS, Purchaser and Seller entered into that certain Purchase and Sale Agreement dated effective as of August 24, 2018 (the “Purchase Agreement”), pursuant to which Seller agreed to sell and Purchaser agreed to buy certain property located on Maritime Woods Drive, Manteo, NC, as more particularly described in the Purchase Agreement; and

WHEREAS, Purchaser and Seller have agreed to amend the Purchase Agreement as set forth in this First Amendment.

NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings set forth herein, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.         Incorporation of Recitals; Defined Terms. The foregoing recitals are true and are incorporated herein by this reference. Capitalized terms used herein which are not defined herein, shall have the same meaning as set forth in the Purchase Agreement.

2.         Condominium Matters. The following shall be added to the Purchase Agreement as new Section 4.2(n):

(n) Condominium Corrective Actions. The parties acknowledge that Purchaser’s due diligence has disclosed that the Condominium Documents and other matters pertaining to the Condominium are deficient. Seller, at its sole cost and expense, shall use commercially reasonable efforts to cause the Condominium Documents and other matters pertaining to the Condominium to be amended, reformed, and otherwise corrected, as directed in writing by Purchaser (collectively the “Condominium Corrective Actions”). Purchaser shall provide written notice to Seller upon its acceptance of the Condominium Corrective Actions (the “Condominium Acceptance Date”).

3.         Inspection Period. The term “Inspection Period” set forth in Article 1 of the Purchase Agreement is deleted in its entirety and replaced with the following:

“Inspection Period” shall mean the period expiring at 6:00 P.M. Eastern Standard Time on the date which is forty-five (45) days after the Condominium Acceptance Date.

4.         Conditions Precedent. The following shall be added to the Purchase Agreement as new Section 6.1(j):

(j)         The Condominium Corrective Actions shall be completed as evidenced by the occurrence of the Condominium Acceptance Date.

5.         Entire Agreement. This First Amendment constitutes the entire agreement and understanding between Purchaser and Seller with respect to its subject matter and supersedes all prior negotiations and agreements. No amendment to this First Amendment shall be valid unless it is in writing and signed by each party.

6.         Confirmation. The parties hereto acknowledge and agree that the Purchase Agreement is in full force and effect and has not been modified by conduct or in writing, except as expressly provided in this First Amendment.

7.         Headings. The headings to sections of this First Amendment are for convenience only and shall not be used in interpreting this First Amendment.

8.         Counterparts. This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument; provided, however, that in no event shall this First Amendment be deemed effective unless and until signed by all of the parties hereto. Signatures delivered by email transmission in portable document format or other electronic imaging shall he binding upon the parties.

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IN WITNESS WHEREOF, Seller and Purchaser have executed this First Amendment effective as of the Effective Date.

SELLER:

MARITIME WOODS DEVELOPMENT, LLC, a North Carolina limited liability company

By: /s/ Al. R. Chesson

Al. R. Cheeson, President

PURCHASER:

GENERATION INCOME PROPERTIES, L.P., a Delaware limited partnership

By: Generation Income Properties, Inc., its Sole General Partner

By: /s/ David Sobelman

David Sobelman, President